Exhibit 99.1

EcoloCap Solutions Inc. (OTCBB: ECOS)

For Immediate Release

ECOLOCAP SOLUTIONS INC. ANNOUNCES EPA TESTING ON M-FUEL WITH EMTECH
CEO Siegel states: “M-FUEL CAN REDUCE THE US DEMAND FOR FOREIGN DIESEL BY 30%”

Barrington, IL – August 18, 2010 – EcoloCap Solutions Inc. (OTCBB:  ECOS), an innovator of alternative energy products, today announced they have reached an agreement with EMTECH FUELS (a newly formed partnership in Portland, Oregon by a group of business men associated in the fields of finance, alternative fuel technologies and wholesale fuel sales) to start testing M-Fuel, with an accredited lab, to get local and EPA approval for the proprietary, emulsified diesel fuel.  Ecolocap will be shipping fuel samples to EMTECH FUELS for initial combustion and corrosive testing before the end of September. The accreditation will mean the M-Fuel will be able to earn approval to be used as an alternative to low sulfur diesel for immediate use as both internal and external diesel engines, and in addition, will meet the EPA emission reduction mandates for the year 2014.

EMTECH will become the first distributor in the United States for the new fuel. They have received Letters of Interests or demonstration of interest in Oregon for 30 million gallons a year for non-transportation fuel to be used in the cement, tar and asphalt industry and over 2 million gallons a day for commercial diesel.  This testing in the US is done in parallel to the testing to be done in India as per our previous press release: “EcoloCap Solutions Inc. CEO Reports on M-Fuel Proposed Program with Indian Government” that you can review on the EcoloCap web site.

M-Fuel is a post refinery fuel technology to process hydrocarbon-based, heavy oils (kerosene, diesel and bunker) using EcoloCap proprietary technology that employs an electro-mechanical means to generate an H2O emulsion in sub micron fuel particles.  The process also reduces the sulfur and nitrogen from the oil during processing to only 10 parts per million.  Emulsions are dispersions of two or more immiscible liquids.  The described conditioned hydrocarbon-based fuel exhibits improved performance, possesses a greater BTU content than the unmodified hydrocarbon-based fuel, based on volume, less particulate emissions, less non-particulate emissions than the unmodified hydrocarbon-based fuel, and cost up to 20% less than the preprocessed fuel.

Michael Siegel, CEO states: “Since M-Fuel uses a minimum of 30% water, the implementation of M-Fuel is by far the fastest way to reduce the amount of imported diesel into the US by 30% while reducing the cost of operation and emissions.  The M-Fuel technology can be employed in internal and external combustion engines.  At $3 per gallon for fuel, M-Fuel technology can save the operator up to 20% on the cost of fuel and maintenance, all-the-while reducing emissions beyond 2020 requirements.  Another important aspect to the ECOS process is that unlike other emulsion oil technologies ECOS can use industrial or waste water.  This is extremely important in certain countries where waste water is dumped directly into the environment without processing saving the potable water for non-industrial application.”

Further information on EcoloCap Solutions Inc. and its products can be found at, http://www.EcoloCap.com.

About The Company:  EcoloCap Solutions Inc. (OTCBB: ECOS) and its subsidiaries Micro Bubble Technologies Inc. (“MBT”), K-MBT Inc. (Korea) and EcoloCap Solutions Canada Inc., are an integrated network of environmentally focused technology companies that mainly utilize nanotechnology to develop efficient alternative energy solutions.  Their portfolio of products and services include MBT’s Carbon Nano Tube (CNT) and Lithium X rechargeable batteries that surpass the performance of batteries in the market today, MBT’s M-Fuel, a breakthrough suspension fuel for diesel and heavy oil applications that greatly reduces cost and the emission of harmful gases, and EcoloCap Solutions Canada Inc. which offers Carbon Credit UN Certification and trading services. For additional information, please visit the EcoloCap website, http://www.EcoloCap.com.

EcoloCap Solutions Inc. | 1250 South Grove Avenue | Suite 308 | Barrington, IL 60010 | T (866) 479-7041 | www.EcoloCap.com | ECOS.OB

Company Contact Information:
EcoloCap Solutions Inc.
1250 South Grove Avenue, Suite 308
Barrington, Illinois 60010
Tel:  (866) 479-7041
Fax: (847) 919-8440
Email:  Info@EcoloCap.com

This press release may contain statements of a forward-looking nature regarding future events.  These statements are only predictions and actual events may differ materially.  Please refer to documents that EcoloCap Solutions Inc. files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materials from those contained in the forward-looking statements.

EcoloCap Solutions Inc. | 1250 South Grove Avenue | Suite 308 | Barrington, IL 60010 | T (866) 479-7041 | www.EcoloCap.com | ECOS.OB